Exhibit 10.1

CFO CONSULTING AGREEMENT

CFO CONSULTING AGREEMENT dated as of June 20, 2025 (this “Agreement”), between One World Products, Inc., a Nevada corporation (the “Company”), and Bill Rowland, DBA: W.P. Rowland Properties Corp (the “Consultant”).

WHEREAS, the Company desires to engage Consultant to provide consulting services, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Consultant has agreed to provide such consulting services, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Independent Consultant. The Company hereby engages Consultant, and Consultant will serve the Company, as a consultant. During the term of this Agreement, Consultant will serve as the non-employee interim chief financial officer (“CFO”) of the Company on a part-time basis. The Company confirms that Consultant has been appointed as the interim CFO of the Company and will remain as an executive officer of the Company during the term of this Agreement.

2.	Duties, Term, and Compensation. Consultant’s duties, term of engagement, compensation and provisions for payment thereof are detailed in the attached Exhibit A, which may be amended in writing from time to time by Consultant and agreed to by the Company, and which collectively are hereby incorporated by reference.

3.	Expenses. During the term of this Agreement, Consultant shall invoice and the Company shall reimburse Consultant for all reasonable and approved out-of-pocket expenses which are incurred in connection with the performance of the duties hereunder.

4.	Confidentiality. Consultant acknowledges that during the engagement he will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. Consultant agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by Consultant or otherwise coming into his possession, shall remain the exclusive property of the Company. Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in his possession or under his control.

5.	Conflicts of Interest; Non-hire Provision. Consultant represents that he is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between Consultant and any third party. Further, Consultant, in rendering his duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which he does not have a proprietary interest. During the term of this agreement, the Consultant shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Company acknowledges that this Agreement only obligates Consultant to serve approximately 60 percent of his working time with the Company (approximately 1,248 hrs annually), that Consultant has other commitments. Consultant is expressly free to perform services for other parties while performing services for the Company.

6.	Indemnification. The Company agrees to defend, indemnify (including, without limitation, by providing for the advancement of expenses and reasonable attorneys’ fees) and hold harmless Consultant for any and all acts taken or omitted to be taken by Consultant hereunder (except for bad faith, gross negligence or willful misconduct) as if Consultant was an officer of the Company as provided in the charter and bylaws of the Company in accordance with the same terms, conditions, limitations, standards, duties, rights and obligations as an officer. The provisions of this Section 6 shall survive any termination of this Agreement.

7.	Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity.

8.	Termination. The Company may terminate this Agreement at any time by 30-days’ written notice to Consultant; Consultant may terminate this Agreement at any time by 30-days’ written notice to the Company.

9.	Independent Consultant. This Agreement shall not render Consultant an employee, partner, agent of, or joint venture with the Company for any purpose. Consultant is, and will remain, an independent consultant in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect to Consultant’s compensation hereunder. Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

10.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

11.	Choice of Law. The laws of the State of Nevada shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

12.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Dallas, Texas, in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

13.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

14.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

15.	Assignment. Consultant shall not assign any of his rights under this Agreement or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

16.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to Consultant:	William (Bill) Rowland
4521 E Desert Cove Ave.
Phoenix, AZ 85028
bill@cdmone.com

If to the Company:	One World Products, Inc.
Attn: Isiah L. Thomas, III, Chief Executive Officer
2950 W. Square Lake Road
Troy, Michigan 48098
isiah@owpv.com

Any party hereto may change its address for purposes of this paragraph, by written notice given in the manner provided above.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY: ONE WORLD PRODUCTS, INC.

By:	/s/ Isiah L. Thomas, III
Isiah L. Thomas, III Chief Executive Officer

CONSULTANT:

/s/ William (Bill) Rowland
William (Bill) Rowland DBA: W.P. Rowland Properties Corp.

SCHEDULE A

DUTIES, TERM, AND COMPENSATION

DUTIES:

Consultant will perform all duties typically required of a Chief Financial Officer, including, but not limited to, accounting oversight, preparation of quarterly and annual financial statements and other filings as may be required and coordination with Company’s independent public accountants with respect to quarterly reviews and annual audits, all subject to the provisions of Paragraph 5 of the Agreement. Monthly Budget $6,192 (60%x40hrs x4.3 wks).

Work prior to June 20, 2025 by Consultant will not be compensated. Work after June 19, 2025 on behalf of acquisition due diligence and establishment of accounting within the NewCo will be compensated as additional services and billed at the hourly rate.

Consultant will report directly to Isiah L. Thomas, III, Chief Executive Officer, and to any other party designated by Mr. Thomas in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by Consultant.

TERM:	This engagement shall commence upon execution of this Agreement and shall continue in full force and effect for a term mutually agreeable to both parties, unless terminated earlier by operation of and in accordance with this Agreement.

COMPENSATION:

As compensation for the services rendered pursuant to this Agreement, the Company shall pay Consultant $200.00 per hour in arrears, upon invoice delivered by Consultant to isiah@owpv.com.